Exhibit (a)(5)

                  MERRILL LYNCH SENIOR FLOATING RATE FUND, INC.
                          ARTICLES OF AMENDMENT TO THE
                            ARTICLES OF INCORPORATION

      Merrill Lynch Senior Floating Rate Fund, Inc., a Maryland corporation (the "Corporation"), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

      FIRST: The charter of the Corporation is hereby amended by deleting
Article III in its entirety and inserting the following in lieu thereof:

                                  "ARTICLE III.

                               PURPOSES AND POWERS

            The purpose or purposes for which the Corporation is formed are as follows:

      (1) To act as a closed-end, management investment company under the federal Investment Company Act of 1940, as amended, and in effect from time to time (the "Investment Company Act").

      (2) To hold, invest and reinvest its assets in securities, and in connection therewith, without limiting the foregoing, to hold part or all of its assets (a) in cash and/or (b) in shares of or beneficial interests in another corporation known in the investment company industry as a master fund in a master/feeder structure, which corporation holds securities and other assets for investment purposes (the "Master Fund").

      (3) To transfer all or substantially all the assets of the Corporation (or the assets of any series thereof) to the Master Fund, in exchange for shares of or beneficial interests in the Master Fund or for such other consideration as permitted by the General Laws of the State of Maryland and the Investment Company Act (all without the vote or consent of the stockholders of the Corporation), and all such actions, regardless of the frequency with which they are pursued, shall be deemed in furtherance of the ordinary, usual and customary business of the Corporation.

      (4) To do any and all such further acts or things and to exercise any and all such further powers or rights as may be necessary, incidental, relative, conducive, appropriate or desirable for the accomplishment, carrying out or attainment of all or any of the foregoing purposes or objects.
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            The Corporation shall be authorized to exercise and enjoy all of the powers, rights and privileges granted to, or conferred upon, corporations by the General Laws of the State of Maryland now or hereafter in force, and the enumeration of the foregoing shall not be deemed to exclude any powers, rights or privileges so granted or conferred."

      SECOND : The charter of the Corporation is hereby further amended by deleting Article V, Section (4) in its entirety and inserting the following in lieu thereof:

      "(4) Unless otherwise expressly provided in the charter of the Corporation, including those matters set forth in Article III, Sections
      (2) and (3) hereof and including any Articles Supplementary creating any class or series of capital stock, on each matter submitted to a vote of stockholders, each holder of a share of capital stock of the Corporation shall be entitled to one vote for each share standing in such holder's name on the books of the Corporation, irrespective of the class or series thereof, and all shares of all classes and series shall vote together as a single class; provided, however, that (a) as to any matter with respect to which a separate vote of any class or series is required by the Investment Company Act, or any rules, regulations or orders issued thereunder, or by the Maryland General Corporation Law, such requirement as to a separate vote by that class or series shall apply in lieu of a general vote of all classes and series as described above, (b) in the event that the separate vote requirements referred to in (a) above apply with respect to one or more classes or series, then, subject to paragraph (c) below, the shares of all other classes and series not entitled to a separate class vote shall vote as a single class, (c) as to any matter which does not affect the interest of a particular class or series, such class or series shall not be entitled to any vote and only the holders of shares of the affected classes and series, if any, shall be entitled to vote and (d) the shares of capital stock of the Corporation shall have no voting rights in connection with the transfer of all or substantially all the assets of the Corporation (or the assets of any series thereof) to the Master Fund in exchange for shares of or beneficial interests in such Master Fund or for such other consideration as permitted by Maryland General Corporation Law and the Investment Company Act."

      THIRD: The charter of the Corporation is hereby further amended by adding the following provision as Article VI, Section (7):

      "(7) Notwithstanding any other provision of these Articles of Incorporation or the By-Laws of the Corporation, or the General Laws of the State of Maryland, the transfer of all or substantially all of the assets of the Corporation (or the assets of any series thereof) to the Master Fund


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      shall be deemed to be in the ordinary course of business of the
      Corporation, and the Board of Directors of the Corporation is vested with the sole power, to the exclusion of the stockholders, upon the affirmative vote of the majority of the entire Board of Directors, to transfer all or substantially all the assets of the Corporation (or the assets of any series thereof) to the Master Fund in exchange for shares of or beneficial interests in such Master Fund or for such other consideration as permitted by the General Laws of the State of Maryland and the Investment Company Act."

      FOURTH: These Articles of Amendment have been advised by a majority of the entire Board of Directors of the Corporation and approved by a majority of the votes entitled to be cast by holders of the capital stock of the Corporation.

      FIFTH: The authorized capital stock of the Corporation has not been increased by these Articles of Amendment.

      SIXTH: Except as amended hereby, the Corporation's charter shall remain in full force and effect.


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      IN WITNESS WHEREOF, Merrill Lynch Senior Floating Rate Fund, Inc., has
caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and attested by its Secretary on the 29th day of September, 2000.

                                   Merrill Lynch Senior Floating Rate Fund, Inc.

                                   By: /s/ Donald C. Burke
                                       -------------------------------
                                       Donald C. Burke, Vice President

Attest:

/s/ Bradley J. Lucido
----------------------------
Bradley J. Lucido, Secretary

      THE UNDERSIGNED, Vice President of Merrill Lynch Senior Floating Rate Fund, Inc., who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, and that this statement is made under the penalties for perjury.


                                       /s/ Donald C. Burke
                                       -----------------------------------
                                           Donald C. Burke, Vice President


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